Exhibit 99

For Immediate Release                   Contact: Rick DeLisi
October 19, 2001          Director, Corporate Communications
                                              (703) 650-6019

           Atlantic Coast Airlines Schedule Update

Dulles,  VA,  (October 19, 2001) - Atlantic  Coast  Airlines
(ACA) (NASDAQ/NM: ACAI), the Dulles, VA-based regional carrier that operates as United Express in the Eastern and Midwestern United States, and as Delta Connection in the Eastern U.S. and Canada, today announced anticipated capacity levels for November and December, while recapping previously-announced schedule additions effective October 31, 2001.

Beginning October 31st, ACA will offer United Express regional jet service to the following ten cities from Chicago O'Hare International Airport (ORD):

     -  Allentown, PA (ABE)
     -  Greensboro, NC (GSO)
     -  Indianapolis, IN (IND)
     -  Knoxville, TN (TYS)
     -  Norfolk, VA  (ORF)
     -  Oklahoma City, OK  (OKC)
     -  Portland, ME (PWM)
     -  Raleigh/Durham, NC (RDU)
     -  Rochester, NY (ROC)
     -  White Plains, NY (HPN)

Effective  that  same date, ACA will also begin  new  United
Express   regional   jet  service  from  Washington   Dulles
International Airport (IAD) to Birmingham, AL (BHM).

As part of its Delta Connection program, ACA will redeploy four of its Fairchild-Dornier 328JET aircraft from the Northeast to expand its service into Delta's Cincinnati hub, effective November 1st. The company is continuing to operate its full Delta Connection schedule, as it has since October 3rd.

Based on the above schedule changes, ACA anticipates that its November systemwide schedule will generate approximately 324 million available seat miles (ASMs), which is less than 1% below capacity projected by the company for that month prior to September 11, 2001.

As a result of increased aircraft utilization planned for December, ACA estimates that it will produce 345 to 355 million ASMs for that month, which would be slightly higher than the capacity projected by the company for December prior to September 11th.

The company expects its number of systemwide departures to be about 14% lower in November and approximately 4% lower in December than had been projected prior to September 11th.


Statements in this press release regarding projections and expectations of future operations, schedules, revenues and earnings represent forward-looking information. A number of risks and uncertainties exist which could cause actual results to differ materially from these projected results. Such factors include, among others: the costs and other effects of enhanced security measures and other possible FAA orders; airport closures and military call-ups; changes in levels of service agreed by the company with its code share partners due to market conditions; the ability of said partners to manage their operations and cash flow and to continue to utilize and pay for scheduled service; unexpected costs or delays in the continuing resumption of existing service or in implementation of new service; adverse weather conditions; ability to hire and retain employees; ability to obtain favorable financing terms for new aircraft; ability to successfully retire turboprop aircraft; traffic congestion; flight reallocations; potential service disruptions due to new airport procedures or labor actions by employees of Delta or United.

These and other factors are more fully disclosed under the company's "Management's Discussion and Analysis of Financial Condition and Results of Operations" in ACAI's Quarterly Report on Form 10-Q for the quarter ended June 30, 2001. Atlantic Coast undertakes no obligation to update any of the forward-looking information included in this release, whether as a result of new information, future events, changed expectations or otherwise.

Atlantic Coast Airlines has a fleet of 118 aircraft serving 60 destinations in the U.S. and Canada, and employs over 3,800 aviation professionals. The common stock of parent company Atlantic Coast Airlines Holdings, Inc. is traded on the Nasdaq National Market under the symbol ACAI. For more information about ACA, visit our website at www.atlanticcoast.com.